UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K/A

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 8, 2011

Tamir Biotechnology, Inc.
(Exact name of registrant as specified in its charter)

0-11088
(Commission File Number)

Delaware	22-2369085
(State or other jurisdiction of incorporation)	(I.R.S. Employer Identification No.)

11 Deer Park Drive, Suite 204, Princeton Corporate Plaza, Monmouth Junction, NJ 08852
(Address of principal executive offices, with zip code)

(732) 823-1003
(Registrant's telephone number, including area code)

Not Applicable
 (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

EXPLANATORY NOTE

On December 15, 2011, Tamir Biotechnology, Inc. (formerly Alfacell Corporation), hereafter  (“Tamir”), filed a Current Report on Form 8-K (the “Original Report”) to disclose that it had received an initial payment and  signed a Memorandum of Understanding to negotiate a License Agreement with a third party.   Tamir is filing this amendment to the Original Report, to correct certain information contained in the Original Report. The following disclosure replaces the disclosure contained in the Original Report in its entirety.

Item 1.01      Entry into Material and Definitive Agreement

On January 13, 2012, Tamir entered into a Memorandum of Understanding (MOU) with US Pharmacia (and including  its affiliates “USPI”), pursuant to which Tamir and USPI agreed to negotiate in good faith to enter into a definitive license agreement (the “License Agreement”) pursuant to which USPI will be granted the exclusive marketing, sales, and distribution rights  for a topical formulation of ONCONASE® for use in treating patients with Human Papillioma Virus (HPV) in Europe.  The terms of the proposed License Agreement shall be based on the terms of the MOU. Pursuant to the MOU it is anticipated that the License Agreement shall be completed within 60 days from the date of the MOU. Pursuant to an oral understanding of the parties, it is anticipated that, in addition to royalties on net sales and milestones for achieving certain regulatory approvals and sales goals, USPI shall pay Tamir the sum of $1,000,000.00 in installments under the proposed License Agreement provided Tamir achieves certain pre-clinical milestones.  On December 8, 2011, Tamir received an initial payment of $405,000.00 pursuant to such oral understanding. It is anticipated that USPI shall pay Tamir the balance of $595,000.00 in installments for the achievement by Tamir of various pre-clinical milestones to be included in the proposed License Agreement.  One such milestone payment is expected to be related to Tamir providing USPI with a successful Proof of Concept drug compound for HPV by June 30, 2012.

Item 9.01     Financial Statements and Exhibits.

(d)     Exhibits.

The following exhibit is furnished herewith:

Exhibit No.	Description

99.1	Memorandum of Understanding on Co-operation between Tamir Biotechnology Inc. and US Pharmacia International Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TAMIR BIOTECHNOLOGY, INC.

Date: January 13, 2012	By:	/s/Lawrence A. Kenyon
	Name:	Lawrence A. Kenyon
	Title:	President, Chief Executive Officer and Chief Financial Officer